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                                                                    EXHIBIT 10.4


             SECOND AMENDED AND RESTATED OMNIBUS SERVICES AGREEMENT

         THIS AGREEMENT is entered into by and among Gen-Net Lease Income Trust, Inc., a Michigan corporation (the "Company") and Genesis Financial Group, Inc., a Michigan corporation ("Genesis").

                                   WITNESSETH

         WHEREAS, the Company is offering shares of common stock to the public pursuant to a registered prospectus as supplemented from time to time (the "Prospectus");

         WHEREAS, the Prospectus provides that various services will be furnished to the Company by Genesis and these services and the compensation terms to be paid by the Company are generally described in the Prospectus;

         WHEREAS, the parties have entered into this Agreement setting forth by contract the services to be provided and the terms of compensation for such services; and

         WHEREAS, the parties have determined to amend and restate effective as of June 2, 2003, this Agreement.

         NOW THEREFORE, the parties covenant and agree as follows:

         1.       Property Acquisition Services.

                  (a) Genesis shall be the Company's primary but not exclusive agent for identifying prospective acquisition properties ("Property") for the Company that meet the acquisition criteria established in the Prospectus; investigating the purchase terms and all material aspects and characteristics of the Property; performing due diligence on the Property, assist the Company in negotiating the acquisition terms for the Property, overseeing preparation of and reviewing the purchase documentation and monitoring the closing for the Property to insure that all acquisition terms approved by the Company are satisfied and that all acquisition requirements set forth in the Prospectus have been met in all material respects. In performing the foregoing activities, Genesis shall be subject to the direction of the Company and the Company shall have final approval of all final actions and agreements. Without limiting the foregoing, in no event shall Genesis have any authority to (a) bind the Company to any obligations with a third party;
                           (b) to draw on or commit Company funds; (c) purchase Property in its own name, for the benefit of the Company; or (d) organize remote entities as part of Property acquisitions in which the controlling person of said entity is any one other than the Company.

                  (b) The Compensation to be received by Genesis shall be reasonable and shall be payable only for services actually rendered directly or indirectly and subject to the following conditions:


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                           (i)      The total of all such compensation paid to
                                    everyone involved in the acquisition
                                    transaction by the Company and/or any other person shall be deemed to be presumptively reasonable if it does not exceed the lesser of such compensation customarily charged in arm's length transactions by others rendering similar circumstances as an on-going public activity in the same geographical location and for comparable property or an amount not to exceed four percent (4%) of the Property's purchase price, provided that within the above cap of four percent (4%) the fee paid by the Company to Genesis for providing its acquisition services pursuant to this Agreement shall not exceed an amount equal to one percent (1%) of the Property's purchase price which shall be due and payable at closing on the purchase of the Property.

                           (ii) All costs incurred by Genesis in connection with performing its acquisition services as provided for herein shall be borne by Genesis unless otherwise specifically agreed by the Company in writing in advance.

                  (c) Within 30 days after completion of the last acquisition, Genesis shall cause to be forwarded to the appropriate state securities commissioners, California being recognized as one of them, a schedule, verified by a duly authorized officer under penalty of perjury, reflecting:

                           (i)      each Property acquisition made;

                           (ii)     the purchase price paid; and

                           (iii) the aggregate of all acquisition fees paid on each transaction.

                  (d) In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity with which Genesis or its affiliates are affiliated (collectively, "Genesis") for which both the Company and Genesis have sufficient uninvested funds, then the investment opportunity will be offered first to the Company. If a circumstance such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Genesis to be more appropriate for an entity other than the Company, Genesis has the right to agree that the other entity may be presented with the investment opportunity ahead of the Company.

         2.       Property Disposition Services.

                  (a) Genesis shall, on a non-exclusive basis as an agent for the Company, locate purchasers of the Company properties pursuant to the disposition criteria established by the Company; assist the Company in negotiating with the purchaser the proposed sale terms; oversee preparation of sale documentation and monitor the closing of the transaction. In performing



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                           all of the foregoing activities, Genesis shall be
                           subject to the direction of the Company and the Company and the Company shall have final approval of all final actions and agreements.

                  (b) Genesis shall be entitled to receive, in the aggregate, a real estate commission upon the sale of a Company Property if it provides substantial real estate brokerage services in connection with such sale as described in paragraph 2(a) above, provided the aggregate compensation does not exceed an amount equal to a competitive real estate commission but in any event not to exceed three percent (3%) of the contract price for the sale of the property.

                  (c) The total commission paid to all persons for the sale of a Company property shall be limited to an amount which does not exceed a competitive real estate commission but in any event not to exceed four percent (4%) of the contract price for the sale of the property.

         3.       Administrative Services.

                  (a) Genesis may provide administrative services to the Company necessary for its prudent operation, including transfer agent support and investor relations communications. Administrative services may include computer, secretarial, correspondence, reception, copying, telecopying, similar office functions and activities. All persons performing work in support of the Company shall report to and be directly responsible to the Company's officers, in such a manner as the Company's officers shall determine.

                  (b) For providing such services, Genesis shall be paid monthly in an amount equal to Genesis' actual out-of-pocket costs for providing its employees to perform said services plus an overhead factor to cover Genesis' heat, light, rent, taxes and other utilities allocable to the Company for providing said services. The Company shall reimburse Genesis based on a monthly invoice form Genesis to the Company which itemizes in detail the specific out-of-pocket costs and the overhead factor. The overhead factor shall be based on a reasonable allocation for the Company's share of Genesis' costs for heat, light, rent, taxes and other utilities assuming these items are not a part of rent. Said payments may be periodically reviewed by a majority of the Company's directors including a majority of its Independent Directors prior to becoming effective and said payments are subject to revision based on the Board's findings. In no event shall Genesis be paid for its services which exceeds the price that would be charged by unaffiliated persons rendering similar services in the same geographic location. All costs incurred by Genesis in furnishing the said services, shall be verified according to the provisions set forth in paragraph 3(e) below.



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                  (c)      In connection with providing such services Genesis
                           represents that it has currently the key staff personnel and can acquire supporting staff personnel as may be necessary depending on the number of shareholders in the Company to provide the services referred to in paragraph 3(a) above.

                  (d) Genesis further represents that it has previously engaged in the business of rendering such services independently as an ordinary and ongoing business on behalf of other affiliated companies or partnerships.

                  (e) In connection with the annual report to investors, the Company shall cause its independent auditors to verify on a spot-check basis that beginning in 2004, costs incurred by Genesis which are not directly attributable or allocable to the rendering of services authorized by this paragraph are not being charged to the Company. The method of review shall at a minimum require a spot check review:

                           (i) of the time records of individual Genesis employees, the cost of whose services were reimbursed; and

                           (ii) of the specific nature of the work performed by Genesis employees.

         4.       Property Management.

                  (a) The Company's properties will be managed by Genesis as is necessary for the prudent operation of the Company's properties pursuant to the terms of the attached form of Property Management Agreement (incorporated herein by reference) one or more of which shall be executed by the parties covering each Property. Presently, Genesis has an adequate staff to be able to render such services to the Company which it utilizes in the conduct of its business.

                  (b) Property management services will include, but not be limited to, providing leasing services, assisting in negotiating leases, providing monthly property reports, collecting, depositing and accounting for rents, periodically verifying tenant payments of real estate taxes and insurance premiums and periodic inspection of properties and tenants' sales receipts records, where applicable under the leases.

                  (c) For providing such services, Genesis shall be paid monthly a fee, in arrears of 3 percent of the gross collected rental revenues of the Properties, such fee to be reviewed and approved by a majority of the Company's directors including a majority of its Independent Directors prior to becoming effective. In no event shall Genesis be paid a fee for its services which shall exceed the price that would be charged by unaffiliated persons rendering similar services in the same geographic location. Genesis shall also be entitled to be reimbursed for its actual out-of-pocket costs and



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                           expenses incurred on behalf of the Company in
                           performing its services hereunder other than for salaries, rent, light, heat, telephone and other items of normal office overhead.

         5.       Sale of Goods.

                           Genesis agrees that under no circumstances will it or any affiliate sell any goods to the Company. In the event that Genesis or any Genesis affiliate acquires goods for the Company for which it seeks reimbursement, such reimbursement shall be for the actual cost of the goods acquired and only to the extent used by the Company.

         6.       Contract Term, Amendment and Termination.

                  (a) This Agreement shall commence on the date it is signed by both parties and continue for a period of 12 months thereafter. It supercedes all prior Omnibus Services Agreements between the parties. It will automatically renew for successive 12 month periods unless terminated pursuant to subparagraph (c) below.

                  (b) This Agreement shall not be amended or modified in any material respect except by a majority vote of the Board of Directors of the Company including a majority of the Company's Independent Directors.

                  (c) This Agreement may be terminated by either party without penalty on 60 days' prior written notice to the other party.

         7.       Miscellaneous.

                  (a) This Agreement shall be enforced and construed in accordance with the laws of the State of Michigan.

                  (b) At all times while performing its obligations under this Agreement, Genesis shall be under the direction of the Company, its officers and/or Directors, who shall have final approval of authority on all of Genesis' activities. Further, nothing in this Agreement is intended to vest in Genesis the responsibility for directing or performing the day-to-day business affairs of the Company, which shall at all times remain the obligation of the Company's officers and Directors as the case may be. The parties specifically intend that Genesis shall not be an "Advisor" of the Company as that term is defined in the NASAA Statement of Policy Regarding Real Estate Investment Trusts.

                  (c) If any provision of this Agreement is in conflict with any provision of the Company's Bylaws or Prospectus or the blue sky rules applicable to real estate programs, such provisions shall be null and void and the remainder of the Agreement shall remain in full force and effect.



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                  (d)      This Agreement shall terminate, unless terminated
                           sooner by a default hereunder or by other terms of the agreement, at such time as the Company is liquidated and terminated pursuant to the terms of the Company's Articles of Incorporation.

         Entered into by and between the parties hereto as of June 2, 2003.



                                          Gen-Net Lease Income Trust, Inc.


                                          By: /s/ Thomas D. Peschio
                                              ----------------------------------
                                              Thomas D. Peschio, President


                                          Genesis Financial Group, Inc.


                                          By: /s/ D. James Barton
                                              ----------------------------------
                                              D. James Barton, President



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